EXHIBIT 23.3



              Consents of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 33-56823) and related Prospectus of First Financial Corporation for the registration of up to 5,500,000 shares of its common stock and to the incorporation by reference therein of our report dated January 17, 1994, with respect to the consolidated financial statements of First Financial Corporation included in its Annual Report to Shareholders and incorporated by reference in its Amended Annual Report (Form 10-K/A No. 1) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.




/s/Ernst & Young

Milwaukee, Wisconsin
January 26, 1995
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